Date: 26 April 2004

Agreement between Proactive Medicare (Beijing) Company (PMBC) and Beijing Obstetrics & Gynecology Hospital (BOGH)

I. The responsibilities and commitments of PMBC & BOGH

a、 The services provided by the Birthing Centre::

i. VIP Obstetrics & Gynaecology Outpatient Services

ii. Antenatal Health Centre

iii. Labor/Delivery services and counseling services

iv. Minor obstetric operation, fertility-control operation (outpatient)

v. Antenatal Education

vi. Post natal care, Neonatal care

b、 The management of the legal person, human resources, and centre operation will be handled by BOGH. PMBC will be the administrative and medical management consultant. PMBC will also be responsible for business development, marketing, customer services and liaising with other consulting unit(s).

c、 BOGH will be responsible for liaising and coordinating with provincial & central government departments.

d、 BOGH will be responsible for providing the first and the third floor space for the VIP Centre. The area is around ____________ square meter.

e、 BOGH will appoint a team of (3-5) physicians and a team of (12-15) Health care personnel to be responsible for the Birthing Centre.

f、 BOGH will provide the Birthing Centre with water, electricity, oxygen, gas and telecommunication services, as well as, disinfectant, catering services. The income and expenditure will be charged to the Centre

g、 BOGH will be responsible for the supply of the medicines and other daily consumables. The income and expenditure will be handled by the Centre.

h、 During the period of cooperation, BOGH will not develop a similar centre in the hospital.

II. The responsibility of PMBC:

a、 PMBC is responsible for liaising with Johns Hopkins Hospital and obtaining the authorization of using the Johns Hopkins Brand. The loyalty payment and consultancy fee will be charged to the Birthing Centre.

b、 PMBC is responsible for designing and supervising the renovation of the Birthing Centre. All costs incurred will be settled by PMBC as part of the

investment.

c、 PMBC is responsible for providing the equipment and facilities of the Birthing Centre. All costs incurred will be absorbed by PMBC as part of the investment. During the contractual period, PMBC provides the facilities & equipment to the Centre free of charge. After the contract has expired, the ownership of the facilities and equipment will be transferred to BOGH.

III. The Medical and Technical Training

a、 PMBC is responsible for inviting experts regularly from JHH to conduct on-site medical training at the Birthing Centre. PMBC is also responsible for scheduling and coordinating training for BOGH staff to go to JHH

b、 Before the operation of the Birthing Centre, PMBC is responsible for the training cost for the designated medical practitioners (2 doctors & one nurse) to attend training at Johns Hopkins Hospital. Afterwards, the training of BOGH medical practitioners at JHH will be carried out annually. All expenses will be charged to BOGH.

c、 PMBC is responsible for arranging doctors and nurses from Johns Hopkins Hospital to perform on-site training at BOGH. The travel expense will be charged to PMBC.

d、 Apart from the training listed above, if BOGH should send medical practitioners to attend training at JHH, PMBC will act as the coordinator. BOGH will be responsible for all expenses incurred.

IV. The Business Development and Management of the Birthing Centre

a、 PMBC is responsible for organizing regular exchange of the medical practitioners at the birthing centre and the related medical experts.

b、 PMBC is responsible for providing an annual development plan.

c、 PMBC is responsible for organizing management and business seminars for the birthing centre bi-annually

d、 To improve the quality of services, PMBC is responsible for organizing clinical experts to participate in the management and operation of the Centre.

e、 PMBC is responsible for providing Total Quality Management Training bi-annually.

f、 PMBC is responsible for providing an annual evaluation report on the services and operations of the Centre.

V. Provide advanced medical record/clinical software

PMBC is responsible for providing medical and management software, constant upgrade and maintenance to improve the quality of services provided by the

Centre.

VI. Operational Management

The supervisor accountability system will be implemented in the Centre under the leadership of the management committee.

a、 The management committee which consists of three members is responsible for the management of the Centre. Two of them is appointed by BOGH and one is appointed by PMBC. The duties of the management committee include establishing rules & regulations and quality standards, reviewing and approving annual development and financial plans, making decision about human resources issues, cost and operating expenses, etc.

b、 A supervisor of clinical physicians will be appointed by the Centre. S/He should be recommended by BOGH (should be one of the physicians trained in JHH) and accepted by UMBC. UMBC agrees to be responsible for establishing the medical standard, supervising the daily operations of the Centre and communicating with Johns Hopkins Hospital.

c、 A business manager will be appointed by the Centre. S/He should be recommended by UMBC and accepted by BOGH. The duties include assisting the supervisor in the Centre management, liaising with consultants such as Johns Hopkins Hospital and participating in the finance account of the centre. The salary and fringe benefit will be settled by the Centre.

d、 A business assistant will be appointed by the Centre. S/He will be responsible for receiving and touring of customers in the Centre, and assisting all activities in business development. This position should be advertised and selected jointly by both parties and appointment should be made at contract basis. The salary and fringe benefit will be settled by the Centre.

VII. Financial Management

a、 The Centre is financially independent. The financial accounts will be kept by the business manager and an accounting personnel appointed by BOGH. The costing will be calculated monthly. The amount payable to UMBC & BOGH will be settled before the 28th of the month.

b、 The Centre should submit monthly business and accounting report to BOGH & UMBC.

c、 The Center will exercise cost control. It will strictly adhere to the financial decision made by the management committee.

d、 The salary of the staff members of the Centre will be set at the same level as BOGH. Based upon the quality of the services provided and the actual

situation, the staff members will receive performance bonus. The details will be mapped out by the management committee.

e、 The consultancy fee.

VIII. Cooperation

a、 UMBC & BOGH will cooperate to further develop the business and improve the quality of the services provide.

b、 UMBC & BOGH agree to allocate 3% of the Center's income as the medical practitioners' special services award and the funding of continuous development.

IX. UMBC & BOGH agree that the contractual period is 10 years. After the contract has been completed, it could be extended if both parties agree.

X. Breach of Contract

a、 If the Centre cannot maintain normal operations due to situation beyond the control of both parties, the management committee should decide whether this control should be terminated or not.

b、 If the Centre cannot maintain normal operations due to problems of either party, the accountable party should compensate the direct and indirect damages made to the other party.

c、 Any disputes arising from the implementation of the contract should be settled by negotiation. If the dispute cannot be resolved, it should be referred to the ruling of the District Court in Beijing.

d、 Apart from the contentious issue, the implementation of this contract should continue during arbitration.

XI. Any unresolved issues will be discussed and covered in an addendum.

XII. After the commencement of the contract

a、 If this project or the pricing of the Centre has been disapproved by the authority, the contract will be automatically terminated. The expenses during the preparation will be settled by both parties.

b、 UMBC is responsible for inviting Johns Hopkins Hospital to send representatives to do evaluation report on the project, which will be contributed to JHH's decision.

Appendix

UMBC guarantees the total income of BOGH, inclusive of revenue and others (including salary, bonus, water, electricity, gas and special bonus 3%, etc.), not less than the average monthly income in 2002 & 2003 of the gynaecology unit on the 1st floor of the building.

The net revenue (after deducted the cost & expenses from the monthly income) will be divided between the two parties as follows:
The first and second year: BOGH 40%; UMBC 60%
Starting from the third year: BOGH 50%; UMBC 50%